Exhibit 5.1

Cohen & Steers, Inc.

280 Park Avenue

New York, New York 10017

February 26, 2016

Cohen & Steers, Inc.

280 Park Avenue

New York, NY 10017

Ladies and Gentlemen:

I am the Senior Vice President and Associate General Counsel to Cohen & Steers, Inc., a Delaware corporation (the “Company”), and as such I have acted as counsel to the Company in connection with Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-3 filed by the Company on August 10, 2015 (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to (1) the issuance from time to time by the Company of up to an aggregate of 10,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Company Shares”), and (2) the sale from time to time by certain selling stockholders of up to an aggregate of 23,578,122 shares of common stock of the Company (the “Stockholder Shares”) that are issued and outstanding or issuable by the Company in accordance with the terms of outstanding restricted stock units awarded pursuant to the Amended and Restated Cohen & Steers, Inc. Stock Incentive Plan (the “RSU Shares”). Prior to the original date of filing of the Post-Effective Amendment, the selling stockholders beneficially owned an aggregate of 23,372,054 shares of common stock of the Company and held restricted stock units pursuant to which an aggregate of 206,068 shares are scheduled to be delivered.

I have examined the Registration Statement and a form of the stock certificate, which has been filed with the Commission as an exhibit to the Registration Statement. I also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that:

1. When the Board of Directors of the Company (the “Board”) has taken all necessary corporate action to authorize and approve the issuance of the Company Shares, and upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Board, the Company Shares will be validly issued, fully paid and nonassessable.

2. The Stockholder Shares are validly issued, fully paid and nonassessable.

3. When the RSU Shares are issued and delivered in accordance with the terms of the applicable restricted stock unit agreements, the RSU Shares will be validly issued, fully paid and nonassessable.

I do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Adam Johnson
Adam Johnson, Esq.